October 7, 1998


Richard Power
The Sage Group

Dear Dick:

Let this letter serve to memorialize our conversations on October 6, 1998 regarding your consulting compensation.

You have asked that we increase your consultant's fee from $4,000 back up to $7,500 per month in light of the increasing amount of time that you have spent working on Discovery corporate partnering. We are positively inclined to do so. However, in the interest of preserving much needed capital resources, we would ask that you accept a deferral of the increase in exchange for a doubling of the increase per month. This would be payable in one lump sum as a bonus upon consummation of a corporate partnering deal.

By way of an illustration, we would hold your monthly compensation at $4,000 per month. If a deal is signed at the end of December, we will pay you $21,000 as a bonus. This represents double the difference for the months of October through December.

Dick, we view your contributions as highly valuable and wish to keep you incentivized through completion of a corporate partnering effort.

Sincerely,

/s/ Robert J. Capetola

Robert Capetola, Ph.D.
President